SPECIAL MEETING OF SHAREHOLDERS
                                       OF
                         PRINCIPAL INVESTORS FUND, INC.


680 8th Street, Des Moines, Iowa          May 14, 2003              2:00 p.m.


         Special meetings of the shareholders of the Principal Investors Fund, Inc.- Balanced, International SmallCap and Partners MidCap Blend Funds were held concurrently at 680 8th Street, Des Moines, Iowa at 2:00 p.m. on May 14, 2003.

         The meeting was called to order by Mr. R. C. Eucher, who presided as chairman of the meeting. Ms. J. B. Schustek acted as secretary of the meeting. Also present was Mr. A. S. Filean.

         Mr. Eucher directed the Secretary to give a copy of the minutes of the last shareholder meeting to each shareholder who was present and requested a copy. With the unanimous consent of all shareholders present in person or by proxy, Mr. Eucher dispensed with the reading of the minutes of the last meeting of shareholders.

         The Secretary reported that of the 3,035,620.233 shares of the Balanced Fund entitled to vote at the meeting, the holders of 2,798,463.799 shares of the Balanced Fund were present at the meeting in person or by proxy. Mr. Eucher announced that a quorum was present and that the meeting was lawfully and properly convened.

         Mr. Eucher discussed the Board of Director's proposal and recommended acquisition of the assets of the Balanced Fund by Principal Investors Fund, Inc.
- Principal LifeTime 2030 and the subsequent dissolution of the Balanced Fund. The following resolution was thereupon presented by the Secretary:

         "BE IT RESOLVED, that the Principal Investors Fund, Inc.- Principal LifeTime 2030 Fund, a series of Principal Investors Fund, Inc., will acquire all the assets and assume all the liabilities of the Principal Investors Fund, Inc. - Balanced Fund and issue in exchange shares of its Preferred Class, Advisors Preferred Class, Select Class, Advisors Select Class, Institutional Class, and Class J common stock, and the Principal Investors Fund, Inc. - Balanced Fund will distribute those shares to its Preferred Class, Advisors Preferred Class, Select Class, Advisors Select Class, Institutional Class, and Class J shareholders in redemption of all its outstanding shares and then dissolve."

         A motion was duly made and seconded that the resolution be adopted. Upon receiving the report from the Secretary, Mr. Eucher reported that the holders of 2,505,865.524 shares of the Balanced Fund had voted in favor of the foregoing resolution, the holders of 159,253.597 shares of the Balanced Fund had voted against, and the holders of 133,344.678 shares of the Balanced Fund abstained. Mr. Eucher announced the resolution had been duly adopted.

         The Secretary reported that of the 1,331,374.023 shares of the International SmallCap Fund entitled to vote at the meeting, the holders of 1,127,114.370 shares of the International SmallCap Fund were present at the meeting in person or by proxy. Mr. Eucher announced that a quorum was present and that the meeting was lawfully and properly convened.

         Mr. Eucher discussed the Board of Director's proposal and recommended acquisition of the assets of the International SmallCap Fund by Principal Investors Fund, Inc.-International Fund I and the subsequent dissolution of the International SmallCap Fund. The following resolution was thereupon presented by the Secretary:

         "BE IT RESOLVED, that the Principal Investors Fund, Inc.- International Fund I, a series of Principal Investors Fund, Inc., will acquire all the assets and assume all the liabilities of the Principal Investors Fund, Inc. - International SmallCap Fund and issue in exchange shares of its Preferred Class, Advisors Preferred Class, Select Class, Advisors Select Class, Institutional Class, and Class J common stock, and the Principal Investors Fund, Inc. - International SmallCap Fund will distribute those shares to its Preferred Class, Advisors Preferred Class, Select Class, Advisors Select Class, Institutional Class, and Class J shareholders in redemption of all its outstanding shares and then dissolve."

         A motion was duly made and seconded that the resolution be adopted. Upon receiving the report from the Secretary, Mr. Eucher reported that the holders of 1,031,892.935 shares of the International SmallCap Fund had voted in favor of the foregoing resolution, the holders of 46,389.189 shares of the International SmallCap Fund had voted against, and the holders of 48,832.246 shares of the International SmallCap Fund abstained. Mr. Eucher announced the resolution had been duly adopted.

         The Secretary reported that of the 2,088,041.437 shares of the Partners MidCap Blend Fund entitled to vote at the meeting, the holders of 2,060,407.785 shares of the Partners MidCap Blend Fund were present at the meeting in person or by proxy. Mr. Eucher announced that a quorum was present and that the meeting was lawfully and properly convened.

         Mr. Eucher discussed the Board of Director's proposal and recommended acquisition of the assets of the Partners MidCap Blend Fund by Principal Investors Fund, Inc. - MidCap Blend Fund and the subsequent dissolution of the Partners MidCap Blend Fund. The following resolution was thereupon presented by the Secretary:

         "BE IT RESOLVED, that the Principal Investors Fund, Inc.- MidCap Blend Fund, a series of Principal Investors Fund, Inc., will acquire all the assets and assume all the liabilities of the Principal Investors Fund, Inc. - Partners MidCap Blend Fund and issue in exchange shares of its Preferred Class, Advisors Preferred Class, Select Class, Advisors Select Class, Institutional Class, and Class J common stock, and the Principal Investors Fund, Inc. - Partners MidCap Blend Fund will distribute those shares to its Preferred Class, Advisors Preferred Class, Select Class, Advisors Select Class, Institutional Class, and Class J shareholders in redemption of all its outstanding shares and then dissolve."

         A motion was duly made and seconded that the resolution be adopted. Upon receiving the report from the Secretary, Mr. Eucher reported that the holders of 2,009,283.485 shares of the Partners MidCap Blend Fund had voted in favor of the foregoing resolution, the holders of 29,579.107 shares of the Partners MidCap Blend Fund had voted against, and the holders of 21,545.193 shares of the Partners MidCap Blend Fund abstained. Mr. Eucher announced the resolution had been duly adopted.

         There being no further business, the meeting, on motion duly made, seconded and carried, was adjourned.


                                /s/Jean B. Schustek
                                _______________________________
                                Secretary of the Meeting